EXHIBIT 99


                    PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750

NEWS RELEASE

FOR IMMEDIATE RELEASE            Contact: Robert E. Evans
---------------------                     Chairman and CEO
April 13, 2004                            (740) 373-3155


                PEOPLES BANCORP ANNOUNCES RETIREMENT OF DIRECTOR;
                          RE-ELECTION OF FOUR DIRECTORS
              -----------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) today announced the retirement of director Thomas C. Vadakin effective April 8, 2004, the date of Peoples Bancorp's Annual Meeting of Shareholders.
         "Tom's insightful style of leadership has been an asset to Peoples Bancorp for the past 17 years," said Robert E. Evans, Chairman and CEO. "We thank Tom for his dedication to our success and assistance in building Peoples Bancorp to the diversified financial services company it is today."
         Mr. Vadakin was appointed Director Emeritus of Peoples Bancorp at the company's regular board meeting on April 8.
         In other action at the Annual Meeting, shareholders re-elected Robert
E. Evans, Robert W. Price, Paul T. Theisen, and Thomas J. Wolf to three-year terms as directors of Peoples Bancorp. With the retirement of Vadakin, Peoples Bancorp now has 11 directors.
         Shareholders also approved a proposal to amend Peoples Bancorp's Code of Regulations to designate additional officers, clarify and separate roles of the officers, and establish a leadership director. Vice Chairman of the Board Joseph H. Wesel was named Leadership Director, and will preside at meetings of the Board in executive session when the Chairman of the Board also holds an executive officer position.
         "The changes are designed to keep the company up to date with changing governance guidelines," concluded Evans. "Through its history, Peoples Bancorp has had a large majority of independent directors. The addition of a Leadership Director position will continue to strengthen their independent relationship to governance."
         At Peoples Bancorp's reorganizational meeting on April 8, the Board of Directors appointed Rhonda L. Mears as Corporate Secretary. Ms. Mears replaces longtime Corporate Secretary Ruth I. Otto, who will retire on April 30, 2004.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.7 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 49 locations and 32 ATMs in Ohio, West Virginia, and Kentucky. Peoples Bancorp's common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.


                                 END OF RELEASE